EIGHTH AMENDMENT TO LEASE
THIS EIGHTH AMENDMENT TO LEASE (this “Amendment”), dated solely for reference purposes as of June 26, 2019, is between 111 SW 5th Avenue Investors LLC, a Delaware limited liability company (“Landlord”), and New Relic, Inc., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a certain Office Lease, dated as of June 15, 2012 (the “Original Lease”) as amended by a First Amendment to Lease, dated as of October 23, 2012 (“First Amendment”), a Second Amendment to Lease dated as of November 5, 2013 (the “Second Amendment”), a Third Amendment to Lease dated as of March 10, 2014 (the “Third Amendment”), a Temporary Space Extension Agreement dated as of May 1, 2014, a Fourth Amendment to Lease dated as of May 21, 2014 (the “Fourth Amendment”), a Fifth Amendment to Lease dated as of June 26, 2014 (the “Fifth Amendment”), a Sixth Amendment to Lease dated as of March 30, 2016 (the “Sixth Amendment”), and a Seventh Amendment to Lease dated as of September 15, 2017 (the “Seventh Amendment”) (the Original Lease, as so amended, is referred to herein as the “Lease”). Pursuant to the Lease, Tenant is leasing the 5th, 22nd, 27th, 28th and 29th Floors of the Building (collectively, the “Existing Premises”).
B.    The parties desire to amend the Lease as set forth in and subject to the terms and conditions contained in this Amendment.
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Capitalized Terms. All capitalized terms that are not specifically defined in this Amendment and that are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease. References in this Amendment to Sections of the Original Lease refer to the correspondingly numbered “Articles” of the Original Lease.
2.    Fifth Expansion Premises.
(a)    Demises. The “Fifth Expansion Premises” is the entire 23rd Floor of the Building consisting of 20,003 rentable square feet using an agreed 9.2% load factor. Landlord leases to Tenant, and Tenant leases from Landlord, the Fifth Expansion Premises. From and after the Fifth Expansion Commencement Date (as defined below), the Fifth Expansion Premises will be deemed a part of the Premises for all purposes. The “Fifth Expansion Commencement Date” means the date Landlord delivers the Fifth Expansion Premises to Tenant in the Improvable Condition (as defined below). As used herein, the term “Improvable Condition” shall mean broom clean condition and vacant so that Tenant will have exclusive possession of such Premises. The Fifth Expansion Premises is leased AS IS.
(b)    Delays. Landlord shall use good faith, diligent efforts (at Landlord’s sole cost and expense) to deliver the Fifth Expansion Premises, in Improvable Condition, to Tenant on or before April 1, 2020, and will use reasonable efforts to inform Tenant in advance of any anticipated

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delay in delivery beyond April 1, 2020. If Landlord fails to deliver possession of the Fifth Expansion Premises to Tenant in Improvable Condition on April 1, 2020, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom; provided, however (i) if the Fifth Expansion Commencement Date does not occur by June 1, 2020, then Tenant shall be entitled to one (1) day of abated Base Rent for the Fifth Expansion Premises for each day of delay in the Fifth Expansion Commencement Date beyond June 1, 2020 up to a maximum of one hundred twenty (120) days of abatement, and (ii) if the Fifth Expansion Commencement Date does not occur by October 1, 2020 (the “Fifth Outside Date”), then Tenant shall have the right in its sole discretion to terminate this Amendment by delivery of written notice to Landlord within ten (10) days after the Fifth Outside Date but prior to the Fifth Expansion Commencement Date, in which case neither party shall have any liability to the other; any such termination of this Amendment shall not otherwise affect the Lease and the leasing of the Existing Premises. These are Tenant’s sole and exclusive remedies for delay in the Fifth Expansion Commencement Date and for any late or failed delivery of possession of the Fifth Expansion Premises. The June 1, 2020 date and the Fifth Outside Date shall each be automatically extended by the number of days of delay in the Fifth Expansion Commencement Date due to Force Majeure or Tenant Delay (as each is defined below). The Expansion Expiration Date (as defined below) shall be extended by the same number of days that Tenant’s possession of the Fifth Expansion Space was delayed beyond the Fifth Expansion Commencement Date. If Tenant elects to terminate this Amendment pursuant to this Section 2(b), then, except as provided in Section 2(c) below, this Amendment will be automatically null and void and of no further force or effect.
(c)    If Landlord determines that Landlord will be unable to deliver all or any part of the 23rd Floor by April 1, 2020, then Landlord shall have the right by written notice given before or after such date to designate any other floor in the same elevator bank with the same approximate rentable square footage to be the Fifth Expansion Premises; if Landlord designates the 21st Floor as the Fifth Expansion Premises, then the 23rd Floor will be the Sixth Expansion Premises.
3.    Sixth Expansion Premises.
(a)    Demises. The “Sixth Expansion Premises” is the entire 21st Floor of the Building consisting of 19,835 rentable square feet using an agreed 9.2% load factor. Landlord leases to Tenant, and Tenant leases from Landlord, the Sixth Expansion Premises. From and after the Sixth Expansion Commencement Date (as defined below), the Sixth Expansion Premises will be deemed a part of the Premises for all purposes. The “Sixth Expansion Commencement Date” means the date Landlord delivers the Sixth Expansion Premises to Tenant in the Improvable Condition. The Sixth Expansion Premises is leased AS IS.
(b)    Delays. Landlord shall use good faith, diligent efforts (at Landlord’s sole cost and expense) to deliver the Sixth Expansion Premises, in Improvable Condition, to Tenant on or before October 1, 2020 and will use reasonable efforts to inform Tenant in advance of any anticipated delay in delivery beyond October 1, 2020. If Landlord fails to deliver possession of the Sixth Expansion Premises to Tenant in Improvable Condition on October 1, 2020, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom; provided, however (i) if the Sixth Expansion Commencement Date does not occur by January 1, 2021, then Tenant shall be entitled to one (1) day of abated Base Rent for the Sixth Expansion Premises for each day of delay in the Sixth

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Expansion Commencement Date beyond January 1, 2021 up to a maximum of one hundred twenty (120) days of abatement, and (ii) if the Sixth Expansion Commencement Date does not occur by April 1, 2021 (the “Sixth Outside Date”), then Tenant shall have the unilateral right to terminate this Amendment as it applies only to the leasing of the Sixth Expansion Premises by written notice given within forty-five (45) days after the Sixth Outside Date but prior to the Sixth Expansion Commencement Date, in which case neither party shall have any liability to the other regarding the Sixth Expansion Premises; any such termination of this Amendment as to the Sixth Expansion Premises shall not otherwise affect the Lease or the balance of this Amendment. These are Tenant’s sole and exclusive remedies for delay in the Sixth Expansion Commencement Date and for any late or failed delivery of possession of the Sixth Expansion Premises. The January 1, 2021 date and the Sixth Outside Date shall each be automatically extended by the number of days of delay in the Sixth Expansion Commencement Date due to Force Majeure or Tenant Delay (as each is defined below). If Tenant elects to terminate this Amendment as to the Sixth Expansion Premises, then (x) Tenant shall have no right to Lease the Sixth Expansion Premises pursuant to this Section 3, and (y) if Landlord so elects, the parties agree to execute a commercially reasonable instrument which confirms and effects a release of all of Tenant’s right, title and interest created by this Section 3, provided that failure of either party to execute such instrument shall not effect such termination.
(c)    Other Lessees. Notwithstanding any other provision of this Amendment or the Lease, either party hereto shall have the right to terminate this Amendment as it applies only to the leasing of the Sixth Expansion Premises by written notice given to the other party no later than thirty (30) days prior to the Sixth Outside Date if Landlord confirms and delivers written notice thereof to Tenant that, due to the rights of any other lessee(s) with respect to all or part of the Sixth Expansion Premises, Landlord will be unable to deliver all or any part of the Sixth Expansion Premises to Tenant by April 1, 2021, in which case neither party shall have any liability to the other regarding the Sixth Expansion Premises; any such termination of this Amendment as to the Sixth Expansion Premises shall not otherwise affect the Lease and the balance of this Amendment. Notwithstanding anything to the contrary contained herein, in the event that Landlord terminates this Amendment as it applies to the leasing of the Sixth Expansion Premises pursuant to this Section 3(c), Tenant shall be entitled to apply the Base Rent abatement accrued pursuant to Section 3(b) above until the effective date of such termination to Tenant’s Rent due and payable under the Lease.
4.    Lease Term.
(a)    Expansion Premises. The Lease Term for the Fifth Expansion Premises (the “Fifth Expansion Term”) will commence on the Fifth Expansion Commencement Date and will expire on the final day of the ninety‑sixth (96th) full calendar month thereafter (the “Expansion Expiration Date”). The Lease Term for the Sixth Expansion Premises will commence on the Sixth Expansion Commencement Date and will expire on the Expansion Expiration Date. Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Certificate in the form of Exhibit A attached hereto with respect to each of the Fifth Expansion Premises and the Sixth Expansion Premises, respectively. If Landlord makes such demand upon Tenant but Tenant fails to respond within fifteen (15) days, then Tenant will irrevocably be deemed to have agreed with Landlord as to the information set forth in the applicable Commencement Certificate so delivered by Landlord to Tenant.

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(b)    22nd Floor. If the Fifth Expansion Commencement Date occurs, then the Lease Term for the 22nd Floor will be automatically extended to the Expansion Expiration Date.
(c)    Balance of the Existing Premises. Except as provided in Section 4(b) above with respect to the 22nd Floor, and subject to the provisions of Section 10 below with respect to the 5th Floor, the Lease Term for the Existing Premises is unchanged.
5.    Base Rent.
(a)    Fifth Expansion Premises. Commencing on the Fifth Expansion Commencement Date, Tenant shall pay, in addition to all sums otherwise payable under the Lease, Base Rent for the Fifth Expansion Premises in the following amounts; provided, such Base Rent for the Fifth Expansion Premises shall be abated for a period commencing on the Fifth Expansion Commencement Date and expiring the last calendar day of the sixth (6th) full calendar month thereafter as shown below:

Months	Annual Rate/RSF	Monthly Amount
1-6	$0.00	$0.00
7-12	$27.50	$45,840.21*
13-24	$28.50	$47,507.13
25-36	$29.50	$49,174.04
37-48	$30.50	$50,840.96
49-60	$31.50	$52,507.88
61-72	$32.50	$54,174.79
73-84	$33.50	$55,841.71
85-96	$34.50	$57,508.63
*Any first partial month is charged a prorated portion of this amount.

(b)    Sixth Expansion Premises. Commencing on the Sixth Expansion Commencement Date, Tenant shall pay, in addition to all sums otherwise payable under the Lease, Base Rent for the Sixth Expansion Premises at the same rate per rentable square foot of the Sixth Expansion Space as is then applicable to the Fifth Expansion Premises as set forth in Section 5(a) above; provided, such Base Rent for the Sixth Expansion Premises shall be abated for a period commencing on the Sixth Expansion Commencement Date and expiring one hundred eighty (180) days thereafter.
(c)    22nd Floor. Base Rent for the 22nd Floor will be the amounts set forth in the Lease for all periods through March 31, 2026. If the Lease Term for the 22nd Floor is extended to the Expansion Expiration Date pursuant to Section 4(b) above, then commencing April 1, 2026, Base Rent for the 22nd Floor shall be the amount calculated at the initial rate of $32.50 per rentable square foot per year and then escalated $1.00 per rentable square foot per year on each anniversary of the Fifth Expansion Commencement Date thereafter until the Expansion Expiration Date.
(d)    Balance of the Existing Premises. Except as provided in Section 5(c) above with respect to the 22nd Floor, Base Rent for the Existing Premises is unchanged.

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(e)    Sequence. If for any reason (i) the Sixth Expansion Commencement Date or the Lease Term for an Option Space or an Expansion Space commences prior to or in the absence of the occurrence of the Fifth Expansion Commencement Date, and (ii) Base Rent for any such space is stated herein to be determined by reference to the rate then applicable to the Fifth Expansion Space, then, notwithstanding the other provision of this Amendment, Base Rent for any such space for the interim period from delivery to the Fifth Expansion Commencement Date (or, if this Amendment is later terminated pursuant to Section 2(b) above, then to the date deemed to be the Fifth Expansion Commencement Date pursuant to Section 2(c) above) shall be calculated at the rate of $27.50 per rentable square foot per year for the first twelve (12) months and shall then be escalated $1.00 per rentable square foot per year. In such event, any period of Base Rent abatement agreed in this Amendment for each such space will be given to Tenant as follows: (i) the abatement period for each such space shall commence upon delivery of the Fifth Expansion Premises, or (ii) if this Amendment is later terminated pursuant to Section 2(b) above, a credit for the amount of the first Base Rent previously paid by Tenant for such space, up to the applicable number of abated months, shall be given to Tenant upon such termination and any remaining period of abatement shall commence on such termination.
(f)    Abatement. If (i) Base Rent for any period for any of the Sixth Expansion Premises, an Option Space or an Expansion Space is stated herein to be determined by reference to the rate then applicable to the Fifth Expansion Premises, and (ii) such period includes any portion of the six (6) month period of Base Rent abatement applicable to the Fifth Expansion Premises, then Base Rent for such Sixth Expansion Premises, Option Space or Expansion Space shall be calculated at the rate of $27.50 per rentable square foot per year for such period.
6.    Adjustments.
(a)    Parking. On each date that the total rentable square footage of the Premises leased to Tenant changes, Tenant will have the right, but not the obligation, to rent in total non‑reserved monthly parking spaces at the monthly rates then in effect at the Building in a ratio of one (1) space for each full 1,000 rentable square feet leased; if Tenant rents less than all spaces and desires to rent some or all of the unrented spaces, Tenant may do so after one (1) full calendar month’s written notice. Spaces will be allocated as follows: (i) first to three (3) spaces in the Tower structure located directly across S.W. Fifth Avenue from the Building, (ii) then one (1) space in the underground Plaza garage, and (iii) repeated thereafter until the full allocation is used. The rates charged by Landlord are subject to change, without notice, from time to time by Landlord (but no more than once per calendar year), provided such new rates are applicable to similarly situated office tenants in the Building. Tenant’s right to rent parking spaces is subject to the conditions set forth herein and the other provisions of this Lease.
(b)    Taxes and Expenses.
(i)    Tenant’s Share. On each date that the total rentable square footage of the Premises leased to Tenant changes, Tenant’s Share of Taxes and Expenses shall be recalculated based upon the rentable square footage of the Premises.

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(ii)    Payment and Expense Cap. Tenant shall pay Tenant’s Share of Taxes and Expenses for the Fifth Expansion Premises, the Sixth Expansion Premises, and any Option Space (as defined below) leased, grossed up to 95% occupancy and full assessment. The Cap on Controllable Expenses set forth in Section 4.L. of the Original Lease is and shall be a Cap on the amount of Controllable Expenses per rentable square foot of the Premises leased hereunder from time to time.
(iii)    Abatement. Tenant will not be obligated to pay Tenant’s Share of Taxes and Expenses with respect to the Fifth Expansion Premises, the Sixth Expansion Premises, or a Floor of the Option Space until the date on which Base Rent for each such space is first due, respectively (i.e., the first day following the period of initial Base Rent abatement for such space).
7.    Tenant Improvements.
(a)    Expansion Premises. Tenant shall improve the Fifth Expansion Premises and the Sixth Expansion Premises pursuant to the Work Letter attached to this Amendment to Lease as Exhibit B (the “Work Letter”). Landlord shall provide (i) a tenant improvement allowance for the Fifth Expansion Premises (the “Fifth Expansion TI Allowance”) after the Fifth Expansion Commencement Date in the amount of $1,300,195.00 ($65.00 per rentable square foot of the Fifth Expansion Premises), and (ii) a tenant improvement allowance for the Sixth Expansion Premises (the “Sixth Expansion TI Allowance”) after the Sixth Expansion Commencement Date in the amount equal to the product of (x) $65.00 per rentable square foot of the Sixth Expansion Premises, multiplied by (y) a fraction the numerator of which is the number of full calendar months of the Lease Term for the Sixth Expansion Premises and the denominator of which is ninety‑six (96).
(b)    22nd Floor. If the Lease Term for the 22nd Floor is extended to the Expansion Expiration Date, then Tenant may improve the 22nd Floor as provided in Exhibit A. Landlord shall provide a tenant improvement allowance for the 22nd Floor on the Fifth Expansion Commencement Date (the “22nd Floor TI Allowance”) in the amount equal to the product of (x) $45.00 per rentable square foot of the 22nd Floor, multiplied by (y) a fraction the numerator of which is the number of full calendar months between April 1, 2026 and the Expansion Expiration Date and the denominator of which is ninety-six (96).
(c)    For purposes of this Amendment, the Fifth Expansion TI Allowance, the Sixth Expansion TI Allowance, the 22nd Floor TI Allowance and any Option Allowance may hereinafter be referred to as the “Allowance”. Notwithstanding anything to the contrary contained in this Section 7 or in the Work Letter, Tenant may, in its sole discretion, reasonably allocate portions of the Allowance to all or any portion of the space or premises leased (or to be leased) by Tenant in accordance with the Lease (as amended by this Amendment), including, without limitation, all or any portion of (i) the Existing Premises, (ii) the Fifth Expansion Premises, (iii) the Sixth Expansion Premises, (iv) the Target Floors (as defined below) leased by Tenant pursuant to Section 9 below, and (v) the Expansion Floors (as defined below) leased by Tenant pursuant to Section 11 below.
8.    Renewal. Tenant shall have a single option to renew the Lease Term for all or any portion of the space for which the Lease Term expires on the Expansion Expiration Date for the sixty (60) month Renewal Term pursuant to Section 32 of the Original Lease, as modified herein; provided, however, that should Tenant elect to renew the Lease Term for less than the entire portion of the

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space for which the Lease Term expires on the Expansion Expiration Date, such renewal shall be on a “full-floor” basis (e.g., Tenant may not renew the Lease Term for any portion of the space consisting of less than a full-floor). The Base Rent during the Renewal Term for such space to be renewed pursuant to Tenant’s written notice shall be at a rate equal to the “Fair Market Rent” as defined in Section 32(F) of the Original Lease and incorporated herein.
(a)    Renewable Floors; Time Periods. The portion of the Premises that may be renewed pursuant to this renewal option are the Floors for which the expiration date of the Lease Term is the Expansion Expiration Date; for clarity, if Tenant shall have leased any Expansion Space as provided below, then any portion of such Expansion Space for which the Lease Term does not expire on the Expansion Expiration Date may not be renewed pursuant to this renewal option. The time periods in Section 32 of the Original Lease that refer to the Expiration Date shall be references to the Expansion Expiration Date.
(b)    Options. Tenant’s initial binding notice to Landlord pursuant to Section 32(C) of the Original Lease shall specify that Tenant intends to renew this Lease as to (i) the Fifth Expansion Premises, (ii) the Sixth Expansion Premises, if Tenant is then leasing the same, (iii) the entirety of the Option Space, if Tenant shall have exercised the Option pursuant to Section 9 below, (iv) any Qualified Expansion Floor, or (v) any combination of the Fifth Expansion Premises, the Sixth Expansion Premises if leased to Tenant, and the Option Space if leased to Tenant; provided, if Tenant specifies either or both of the Fifth Expansion Premises or the Sixth Expansion Premises, then Tenant shall also be deemed to specify the 22nd Floor if the expiration date of this Lease for the 22nd Floor is the Expansion Expiration Date. If the initial binding notice does not specify one of the choices set forth in items (i) through (v) above, it shall be deemed to specify that Tenant intends to renew this Lease as to all portions of the Premises that are subject to this renewal option. If Tenant later gives a final binding notice electing to renew this Lease pursuant to Section 32(D) of the Original Lease, such election shall apply to the entirety of the space as is specified in the initial binding notice.
(c)    Effect on Spaces that would expire after the Renewal Term. If this Lease is renewed as to any portion of the Premises pursuant to this Section 8, then the Lease Term and Base Rent as to any separate space added to the Premises after execution of this Amendment as to which the Lease Term is scheduled to expire after the final day of the Renewal Term shall not be affected by such renewal.
(d)    Qualified Expansion Floor. A “Qualified Expansion Floor” is an Expansion Floor (as defined below) for which the Lease Term expires on the Expansion Expiration Date.
(e)    Existing Premises. Tenant shall continue to have the right to renew the Lease Term for the Existing Premises as provided in Section 6 of the Seventh Amendment; provided, such right shall not apply to the 5th Floor or the 22nd Floor if the Lease Term for such Floor does not expire on the final day of the Fourth Expansion Term.
(f)    Sole Rights. This Section 8 sets forth the single and only one-time renewal rights to Tenant; any other right or option to renew or extend this Lease is hereby deleted.

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9.    Expansion Option. The 18th Floor, 19th Floor and 20th Floor are the “Target Floors”. Tenant is hereby granted the option to lease up to three of the Target Floors chosen by Landlord on the terms set forth in this Section 9 (the “Option”). Various portions of the Target Floors are currently leased to other lessees.
(a)    Exercise of Option. Tenant shall exercise the Option, if at all, by written notice (the “Option Notice”) given no later than June 30, 2021 (the “Option Date”). To be valid, the Option Notice must specify the number of Target Floors that Tenant elects to lease. If the Option Notice is not given by the Option Date, then this Section shall be void. This is a one-time right; Tenant has the right to give only a single Option Notice.
(b)    Lease of Option Space. If the Option is exercised, then each Target Floor leased to Tenant pursuant to such exercise shall be an “Option Space”. Each Target Floor leased to Tenant shall become a part of the Premises and shall be leased to Tenant pursuant to an amendment to this Lease (the “Option Amendment”). Tenant shall have until 5:00 p.m. on the forty‑fifth (45th) day following receipt of a commercially reasonable draft of the same to execute the Option Amendment to lease the Option Space on the terms set forth below and otherwise on the terms of this Lease. Should Tenant fail to execute the Option Amendment within the time allowed, then the Option Notice shall be void. The Option Amendment shall include the following provisions.
(i)    The rentable square footage of each Floor of the Option Space will be determined in accordance with the 2010 BOMA standard using an agreed 9.2% load factor.
(ii)    The Lease Term as to each Floor of the Option Space shall commence upon delivery of possession of the same to Tenant (each an “Option Space Effective Date”) and shall expire on the Expansion Expiration Date.
(iii)    Possession of each Floor of the Option Space will be delivered to Tenant in its “AS IS” condition, broom clean, promptly following surrender of the same by all then existing lessees of the same.
(iv)    Commencing on the Option Space Effective Date for each Floor, Tenant shall pay, in addition to all sums otherwise payable under the Lease, Base Rent for such Floor at the same rate per rentable square foot of such Floor as is then applicable to the Fifth Expansion Premises as set forth in Section 5(a) above; provided, such Base Rent shall be abated for the first one hundred twenty (120) days of the Lease Term for such Floor.
(v)    Tenant may improve each Floor of the Option Space as provided in Exhibit A. Landlord shall provide a tenant improvement allowance (each an “Option Allowance”) for each such Floor after the Option Space Effective Date for such Floor in the amount equal to the product of (i) $65.00 per rentable square foot of such Floor, multiplied by (ii) a fraction the numerator of which is the number of full calendar months of the Lease Term for such Floor and the denominator of which is ninety‑six (96).
(vi)    The leasing of Option Space shall be subject to the provisions described in Section 9(d)(v) below.

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(c)    Financial Statements. As a condition to Landlord executing the Option Amendment with Tenant under this Section 9, Landlord shall have the right to review then current financial statements of Tenant. Such statements shall be delivered by Tenant with the Option Notice; provided, if Tenant is then subject to the public reporting requirements of the Securities Exchange Act of 1934, Tenant need not deliver the same to Landlord. As a condition to the leasing of the subject Option Space, Landlord shall have the right, to be exercised in Landlord’s sole discretion, to review then current financial statements of Tenant and, based on such commercially reasonable review, to require that Tenant provide additional security for Tenant’s obligations under the Lease. Any such additional security required by Landlord pursuant to the immediately preceding sentence shall not exceed the pro rata amount required to maintain Landlord’s security in the Premises based on the square footage of the Option Space as compared to the square footage of the Premises prior to the execution of the Option Amendment.
(d)    Limitations.
(i)    Availability. Landlord has not promised that any existing lessee will surrender any portion of a Target Floor on or before any particular date. Landlord shall have no liability for the failure of any existing lessee or lessees to surrender any portion of a Target Floor on the scheduled date of its lease. Landlord shall have no obligation to relocate, to buyout, or to evict any such lessee or lessees and may allow such lessee to holdover, whether or not pursuant to a contractual right to do so.
(ii)    Prior Rights. The rights of Tenant under this Section 9 are subject and subordinate to all prior rights of other lessees.
(iii)    Termination. Notwithstanding anything to the contrary contained herein, this Section 9 shall become null and void if, at the time the Option Notice is given or at the time set for execution of the Option Amendment pursuant to this Section 9, a Default exists.
(iv)    Rights Personal. The rights of Tenant under this Section 9 are personal to, and may be exercised only by, the Tenant named herein or the then lessee hereunder that is a Permitted Transferee (as defined below). With the exception of a Permitted Transferee, no assignee shall have any such rights, and neither the Tenant named herein nor the Permitted Transferee shall have the right to exercise such rights on behalf of any third party. If the Tenant named herein shall assign this Lease or sublet all or any portion of the Premises to any party other than a Permitted Transferee, then effective upon such assignment or subletting, Tenant’s rights under this Section 9 shall simultaneously terminate and be of no further force or effect. For purposes of this Section 9, a “Permitted Transferee” shall be any assignee or sublessee identified in any of the following: (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (C) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the term of the Lease.
(v)    Other Lessees. Notwithstanding any other provision of this Amendment, the Lease, or any Option Amendment, Landlord shall have no obligation to lease to

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Tenant any Target Floor if all other lessees of all or part of the same do not surrender possession of their space within eighteen (18) months of the giving of the Option Notice. Landlord shall use commercially reasonable efforts to cause any such lessee that is unlawfully holding over in its space to surrender possession of its space. The Option Amendment shall include a provision giving Landlord the right to terminate the Option Amendment as it applies only to the leasing of one or more Target Floors by written notice given to Tenant prior to the Option Space Effective Date for such Target Floor if Landlord determines that, due to the rights of any other lessee(s) of all or part of such Target Floor, Landlord will not deliver all or any part of such Target Floor to Tenant within eighteen (18) months of the giving of the Option Notice, in which case neither party shall have any liability to the other regarding such Target Floor; any such termination of the Option Amendment as to such Target Floor shall not otherwise affect the Lease and the balance of the Option Amendment. For clarity, as an example, if the Option Notice specifies that Tenant will lease two (2) Floors, but Landlord determines that only one (1) Target Floor will be vacant and available for delivery to Tenant within eighteen (18) months of the giving of the Option Notice, then Tenant shall lease the one available Target Floor and Landlord shall have no further obligation to lease any other Target Floor to Tenant.
(e)    Confirmation. At such time as Tenant has no rights with respect to the Option Space, Landlord shall prepare and deliver, and Tenant shall execute, a commercially reasonable certificate so stating.
(f)    Termination of Amendment as to Sixth Expansion Premises. Notwithstanding any provision of this Amendment, if Tenant gives the Option Notice at any time that is both prior to the Sixth Premises Effective Date and prior to the final date that Tenant would have a right to terminate this Amendment as to the Sixth Expansion Premises if Landlord shall fail to deliver possession of the same by the Sixth Outside Date, then (i) Landlord shall have the right, without liability to Tenant, to delay delivery of the Option Space (if delivery would otherwise occur on an earlier date) until the earlier of delivery of possession of the Sixth Expansion Premises or the waiver by Tenant of such termination right, and (ii) at Landlord’s election, the Option Notice shall be null and void upon Tenant’s exercise of such termination right. Further, Tenant has no right to give an Option Notice after exercise of such termination right and any Option Notice given after exercise of such termination right will be null and void.
10.    Early Expiration of 5th Floor. Tenant shall have the one-time right to cause the Lease Term to expire, as to the 5th Floor only, as of the day following the expiration of the one hundred twenty (120) day Base Rent abatement period for the Floor of the Option Space first delivered to Tenant (the “Early Expiration Date”), on the terms set forth in this Section. In order to effectively exercise this early expiration right, Tenant shall elect to exercise this right by stating in the Option Notice that Tenant is doing so. Upon the valid exercise of this right and the expiration of such Base Rent abatement period, the expiration date of the Lease Term for the 5th Floor shall be and become the Early Expiration Date. At such time as Tenant has no right to exercise this right, Tenant shall execute and deliver to Landlord a certificate so stating.
11.    Right of First Offer.
(a)    Expansion Space. The “Expansion Space” is any space on the 18th through 30th Floor (the “Expansion Floors”) that Landlord is marketing or intends to commence marketing

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during a period covered by an Interest Notice (as defined below), expressly excluding, however, the Fifth Expansion Premises, the Sixth Expansion Premises and the Target Floors.
(b)    Interest Notice. If, from time to time, Tenant in good faith desires to lease additional space, Tenant will give to Landlord written notice (the “Interest Notices”) setting forth parameters for the amount of space it requires and the date, not later than 365 days after the Interest Notice, Tenant desires to commence occupancy (the “Parameters”). An Interest Notice shall be void if delivered sooner than 365 days prior to the desired occupancy commencement date. Landlord shall respond in a timely manner advising Tenant of Landlord’s then expectation of the existence or absence of possible leasing opportunities in the Expansion Space within the Parameters. If Landlord is already actively negotiating with a third party to lease space on an Expansion Floor when Landlord receives an Interest Notice, Tenant will have no right to be offered such space unless and until Landlord determines that such negotiations have ended without such space being leased to the third party.
(c)    Grant of Right of First Offer. At the time, if any, within 365 days after Landlord’s receipt of an Interest Notice that Landlord first intends to market or to negotiate with one or more third parties to lease an Expansion Space that Landlord determines in good faith to be consistent with the Parameters, other than marketing or negotiation regarding a lease arrangement with the existing lessee who would be renewing or extending its occupancy of such space (whether or not pursuant to a contractual right to do so), or with a lessee that holds a prior expansion right, Landlord shall give Tenant written notice (“Landlord’s Communication”) of the financial consideration and other terms upon which Landlord is willing to lease such portion of the Expansion Space to Tenant; Landlord is not obligated to offer the same portion of the Expansion Space to Tenant more than once during the period covered by a single Interest Notice. Landlord’s Communication shall constitute an offer to Tenant to lease such portion of the Expansion Space on the terms set forth in Landlord’s Communication and otherwise on the terms set forth in this Lease. Tenant specifically acknowledges that Landlord may offer such portion of the Expansion Space as part of a larger space and on terms that require Tenant to lease the entirety of the larger space. Tenant further acknowledges that Landlord may offer such portion of the Expansion Space for a length of term that is different than the Lease Term as to the Premises or one or more parts of the Premises. However, if a Landlord’s Communication is given prior to the first anniversary of the Fifth Expansion Commencement Date, then such portion of the Expansion Space described in such Landlord’s Communication shall be offered (i) for a term expiring on the same date as the Fifth Expansion Term, (ii) at the same per rentable square foot Base Rent rates as apply to the Fifth Expansion Premises from time to time, and (iii) with the same Allowance per rentable square foot as applies to the Fifth Expansion Premises prorated in a ratio of the number of months in the Lease Term as to such portion of the Expansion Space divided by 96.
(d)    Leasing of Expansion Space. Tenant shall have until 5:00 p.m. on the tenth (10th) business day following the giving of Landlord’s Communication to accept Landlord’s offer and until the forty‑fifth (45th) day following receipt of the draft of the same to execute an amendment hereto with Landlord to lease the offered portion of the Expansion Space on the terms set forth in Landlord’s Communication and otherwise on the terms of this Lease. Should Tenant fail to accept the offer or to execute such an amendment within the respective time allowed, Landlord may market the offered portion of the Expansion Space and execute a lease with any third party on any terms

11 – EIGHTH AMENDMENT TO LEASE

negotiated, whether similar or dissimilar to those in Landlord’s Communication, without the obligation to re-offer the same to Tenant.
(e)    Financial Statements. As a condition to Landlord executing an amendment with Tenant under this Section 11, Landlord shall have the right to review then current financial statements of Tenant. Such statements shall be delivered by Tenant with the Tenant’s notice accepting Landlord’s Communication; provided, if Tenant is then subject to the public reporting requirements of the Securities Exchange Act of 1934, Tenant need not deliver the same to Landlord. As a condition to the leasing of the subject Expansion Space, Landlord shall have the right, to be exercised in Landlord’s sole discretion, to review then current financial statements of Tenant and, based on such commercially reasonable review, to require that Tenant provide additional security for Tenant’s obligations under the Lease. Any such additional security required by Landlord pursuant to the immediately preceding sentence shall not exceed the pro rata amount required to maintain Landlord’s security in the Premises based on the square footage of the Expansion Space as compared to the square footage of the Premises prior to the execution of an amendment with respect to such Expansion Space.
(f)    Limitations.
(i)    Availability. Landlord has not promised that any Expansion Space shall be or become available to Tenant or that such an event shall occur on or before any particular date. Landlord shall have no liability for the failure of any Expansion Space to become available. Landlord shall have no obligation to remove any other tenant from any Expansion Space and may allow any such tenant to renew or extend its lease and/or to holdover, whether or not pursuant to a contractual right to do so, without offering the Expansion Space to Tenant. In no event shall any actual or alleged failure by Landlord under this Section 11 allow Tenant to terminate this Lease.
(ii)    Prior Rights. The rights of Tenant under this Section 11 are subject and subordinate to all prior rights of other lessees.
(iii)    Termination. Notwithstanding anything to the contrary contained herein, this Section 11 shall become null and void if a Default exists at the time a Landlord’s Communication would be given or at the time set for execution of an amendment pursuant to this Section.
(iv)    Rights Personal. The rights of Tenant under this Section 11 are personal to, and may be exercised only by, the Tenant named herein or the then lessee hereunder that is a Permitted Transferee (as defined in Section 7(d)(iv) of the Seventh Amendment). With the exception of a Permitted Transferee, no assignee shall have any such rights, and neither the Tenant named herein nor the Permitted Transferee shall have the right to exercise such rights on behalf of any third party. If the Tenant named herein shall assign this Lease or sublet all or any portion of the Premises to any party other than a Permitted Transferee, then effective upon such assignment or subletting, Tenant’s rights under this Section 11 shall simultaneously terminate and be of no further force or effect.

12 – EIGHTH AMENDMENT TO LEASE

(v)    Conditions. Tenant shall have no rights under this Section 11 unless and until Tenant has given a valid and effective Option Notice, the parties have executed the related amendment leasing the Option Space to Tenant, and Landlord has delivered possession of the Option Space to Tenant pursuant to such amendment; any Interest Notice given prior to the date of delivery of possession of the Option Space is void. At such time as Tenant’s rights under Section 9 above terminate without Tenant having leased any Option Space, the rights of Tenant under this Section 11 shall automatically terminate. However, if Tenant is unable to give the Option Notice solely because this Amendment has been terminated as to the Sixth Expansion Premises as provided herein because Landlord does not deliver possession of the same due to the rights of one or more other lessees, or if the Option Notice is given but no Target Floors are delivered to Tenant due to the rights of one or more other lessees, then this Section 11 shall be null and void.
(g)    Demising. If this Lease ends as to a portion of a space but not the entirety of such space (for example, if two spaces are leased at different times with differing expiration dates and such spaces are no longer separately demised), then Tenant, at its cost, shall demise such portion of the space (including separating all utilities) in accordance with a reasonable demising plan provided by Landlord.
(h)    Confirmation. Each time that Tenant rejects a Landlord’s Communication or otherwise has no rights with respect to a portion of the Expansion Space, the parties hereto shall, at the election of either such party, execute and deliver a commercially reasonable certificate setting forth the compliance of Landlord and Tenant with the process set forth in this Section 11 and/or such other matters as either party may reasonably request.
12.    Lease Revisions. All rights and options of Tenant to lease or to be offered other space in the Building, including but not limited to Sections 7 and 8 of the Seventh Amendment, are hereby deleted and replaced by Sections 9 and 11 above.
13.    Holdover. The surrender and holdover provisions of the Lease, including but not limited to Section 23 of the Original Lease, Section 24 of the Original Lease, and Section 6 of the Fifth Amendment, shall apply separately to each portion of the Premises leased hereunder that is separately demised (i.e., to each whole Floor leased and to any partial Floor space that is separately demised). For example, a holdover in all or any part of a whole leased Floor of the Premises shall be deemed a holdover in the entirety of such Floor but shall not be deemed a holdover in the remaining portion of the Premises.
14.    Signage. Tenant shall have the Naming Rights and the Exterior Sign Right (each as defined below) (the “Signage Rights”) pursuant to the terms and conditions set forth in this Section 14. All Tenant signage installed pursuant to the Signage Rights is referred to as “Tenant’s Signage.”
(a)    Naming Rights. The “Naming Rights” consist of the right to replace the name of US Bank on exterior and directory signage with the name of Tenant. Tenant shall have the Naming Rights during such time, if any, as (i) Tenant leases at least 100,000 rentable square feet in the Building, (ii) Tenant leases more rentable square footage in the Building than is leased by any other lessee or group of affiliated lessees, and (iii) US Bank (including its affiliates) leases less than 185,000 rentable square feet in the Building.

13 – EIGHTH AMENDMENT TO LEASE

(b)    Exterior Sign Right. The “Exterior Sign Right” is the exclusive right to install one (1) sign on the southwest façade of the Plaza Building in the area shown on Exhibit C. Tenant shall have the Exterior Sign Right during such time as Tenant leases and occupies at least 100,000 rentable square feet in the Building.
(c)    Signage Notice. The Signage Rights are subject to Landlord confirming the availability of the same under all applicable leases and confirming generally the extent to which signage at the Building is, or is not, allowed by the City. If Landlord determines that any Tenant Signage Right is available, Landlord shall communicate such availability to Tenant by written notice (each, a “Signage Notice”). Tenant shall have until 5:00 p.m. on the sixtieth (60th) day following receipt of a Signage Notice to elect by written notice to accept the signage opportunity offered in the Signage Notice and one hundred eighty (180) days after such acceptance to install signage consistent with the opportunity. Should Tenant fail within the applicable time allowed to give such notice or to install such signage, Landlord may revoke the Signage Notice and, at its election, offer the signage opportunity to another lessee or to no lessee, all without the obligation to re‑offer the same to Tenant.
(d)    Requirements. All Tenant Signage is subject to the terms of this Lease and to Landlord’s final approval (which shall not be unreasonably withheld, conditioned or delayed) of all aspects of the same including materials, design, size and location. All Tenant Signage shall be at Tenant’s cost for permitting, fabrication, installation, maintenance, and removal (including restoration). All Tenant Signage is subject to and must comply with (i) all legal requirements, and (ii) all requirements under any recorded covenant, condition or restriction. At the time that any of the requirements set forth in Section 14(a) or 14(b) above, whichever is applicable, ceases to be met, and otherwise at the end of this Lease, Tenant shall remove Tenant’s Signage and restore all affected surfaces to the condition specified by Landlord, all at Tenant’s expense. Further, Tenant shall remove Tenant’s Signage and perform such restoration if the Signage Rights terminate pursuant to Section 14(e) below.
(e)    Limitations.
(i)    Availability. Landlord has not promised that any Signage Rights shall be or become available to Tenant or that such an event shall occur on or before any particular date. Landlord shall have no liability for the failure of any Signage Rights to become available. Landlord shall have no obligation to remove or to cause removal of the signage of any other tenant. In no event shall any actual or alleged failure by Landlord under this Section 14 allow Tenant to terminate this Lease.
(ii)    Prior Rights. The rights of Tenant under this Section 14 are subject and subordinate to all prior rights of other lessees.
(iii)    Termination. Notwithstanding anything to the contrary contained herein, this Section 14 shall become null and void and all Signage Rights shall terminate if a Default exists at the time a Signage Notice would be given or at the time Tenant desires to install any of Tenant’s Signage.

14 – EIGHTH AMENDMENT TO LEASE

(iv)    Rights Personal. The rights of Tenant under this Section 14 are personal to, and may be exercised only by, the Tenant named herein or the then lessee hereunder that is a Permitted Transferee (as defined in Section 7(d)(iv) of the Seventh Amendment). With the exception of a Permitted Transferee, no assignee shall have any such rights, and neither the Tenant named herein nor the Permitted Transferee shall have the right to exercise such rights on behalf of any third party. If the Tenant named herein shall assign this Lease or sublet all or any portion of the Premises to any party other than a Permitted Transferee, then effective upon such assignment or subletting, Tenant’s rights under this Section 14 shall simultaneously terminate and be of no further force or effect.
(f)    License. Tenant hereby grants to Landlord and to other lessees of the Building the nonexclusive, irrevocable license to use, without charge, the name of Tenant to identify the Building at any time that Tenant exercises the Naming Rights.
(g)    Confirmation. Each time that Tenant rejects a Signage Notice or otherwise has no rights with respect to an offered signage opportunity, the parties hereto shall, at the election of either such party, execute and deliver a commercially reasonable certificate setting forth the compliance of Landlord and Tenant with the process set forth in this Section 14 and/or such other matters as either party may reasonably request.
(h)    Sole Rights. Except for standard suite entry and directory signage and any interior signage rights related to any portion of the Premises that is a whole Floor, the Signage Rights set forth in this Section 14 shall be Tenant’s sole signage rights; any other rights to signage set forth in the Lease are hereby deleted.
15.    29th Floor. Landlord and Tenant acknowledge that (i) there is an active restaurant located on the 30th Floor of the Building and (ii) Landlord has made repairs intended to prevent further leaks from the 30th Floor of the Building to occur in the 29th Floor. In the event a leak occurs causing Tenant to temporarily lose or be restricted in any way in the use of any portion of the 29th Floor Premises or causing any visible defect in the 29th Floor, Landlord shall abate Base Rent for the entire 29th Floor for a minimum of thirty (30) days (e.g., if any such leak occurs, Tenant shall be provided with a minimum of thirty (30) days of Base Rent abatement for the 29th Floor even if repairs are completed within such thirty (30) day period) and, should repairs exceed thirty (30) days, Tenant shall receive two (2) days of Base Rent abatement for each day after the thirtieth (30th) day until the repairs are completed by Landlord and Tenant can resume normal business activity in all portions of the Premises. All repairs with respect to any leak from the 30th Floor of the Building shall be at Landlord’s sole cost and expense without passthrough to Tenant.
16.    [Omitted].
17.    Delays.
(a)    Tenant Delay. Any delay in delivery of possession of any space attributable to a Default by Tenant is a “Tenant Delay”. Without limiting the foregoing, Tenant Delay includes (a) delay due to Landlord exercising the right, hereby granted, to suspend and delay any such delivery while a Default exists, and (b) in the case of delivery of possession of the Sixth Expansion Premises,

15 – EIGHTH AMENDMENT TO LEASE

the number of days, if any, after July 1, 2019 until the date this Amendment is fully executed and delivered. All dates by which Landlord is to deliver any space to Tenant (including the Fifth Expansion Premises, the Sixth Expansion Premises, any Option Space leased and any Expansion Space leased) shall be automatically extended by the number of days of Tenant Delay; further, each such space will be deemed delivered on the earlier of the date it is actually delivered or the date it could have been delivered absent the number of days of Tenant Delay.
(b)    Force Majeure. “Force Majeure” is any event or condition beyond Landlord’s reasonable control including but not limited to (i) strikes, lockouts, labor disputes, (ii) acts of God, (iii) inability to obtain permits, utilities, services, labor, or materials or reasonable substitutes therefore, (iv) governmental actions, (v) civil commotions, (vi) fire or other casualty, or (vii) the failure by another lessee to surrender space when obligated to do so.
18.    Authority; Not Restricted. Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.
19.    Real Estate Brokers. Each party hereto hereby represents and warrants to the other that, in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Cresa and Jones Lang LaSalle Brokerage, Inc. (each, a “Broker”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation. Landlord agrees that it will pay the applicable commission to the Brokers according to a separate agreement.
20.    Stipulation. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.
21.    Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts and may be delivered by facsimile or other electronic delivery (such as, without limitation, scanned signatures in .pdf format), and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

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22.    Time of Essence. Time is of the essence of this Amendment.
23.    No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant. However, the execution of this Amendment by Tenant and delivery thereof to Landlord or Landlord’s agent will constitute an irrevocable offer by Tenant on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
24.    Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.
25.    Joint and Several Liability. If this Amendment is signed, or if the obligations of Tenant are otherwise guaranteed, by more than one party, their obligations shall be joint and several, and the release or limitation of liability of any one or more of the parties shall not release or limit the liability of any other party.
26.    Certification. As an essential inducement to Landlord to execute this Amendment, Tenant hereby certifies and warrants to and agrees with Landlord that to Tenant’s knowledge: (a) no event of default by Landlord under the Lease exists as of the date hereof, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute an event of default, (b) Landlord is not in any manner in default in the performance or observance of any obligation or duty owed to Tenant, under the Lease or otherwise, and (c) Tenant has no defenses, offsets, claims or counterclaims to the observance and performance by Tenant of any provision of the Lease or this Amendment, or, if any such defenses, offsets, claims or counterclaims exist, they are hereby forever waived, released and settled in consideration of this Amendment.
27.    Limitation on Liability. The liability of Landlord to Tenant under this Amendment will be limited as provided in Section 35K of the Original Lease, which section is incorporated herein by reference as though fully set forth herein.
28.    Lease in Full Force and Effect. As modified hereby, the Lease and all of the terms and provisions thereof remain in full force and effect and are incorporated herein as if herein fully recited.
[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment in multiple original counterparts as of the day and year first above written.

LANDLORD:	111 SW 5th Avenue Investors LLC, a Delaware limited liability company
By: 111 SW 5th Avenue JV Member LLC, a Delaware limited liability company, member
By: TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member
By: TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner
By: /s/ Andrew Wietstock Name: Andrew Wietstock Its: Director
By: /s/ Carl Pierce Name: Carl Pierce Its: Executive Director
TENANT:	New Relic, Inc., a Delaware corporation
By: /s/ Mark J. Sachleben Print Name: Mark J. Sachleben Its: CFO
By: /s/ Angel Zhao Print Name: Angel Zhao Its: CAO

18 – EIGHTH AMENDMENT TO LEASE

EXHIBIT A
COMMENCEMENT CERTIFICATE
It is hereby agreed among the parties to that certain Eighth Amendment to Lease dated __________, 2019 (the “Lease”) between New Relic, Inc. (“Tenant”), and 111 SW 5th Avenue Investors LLC (“Landlord”) that:
1.    The __________ has been delivered in accordance with Landlord’s obligations for the delivery of the same under the Lease.
2.    The __________ [Effective Date] is _______________.
3.    Base Rent for the __________ shall be as follows:

Period	Annual Rate/RSF	Monthly Amount
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________
__________	$__________	$__________

4.    The amount of the tenant improvement allowance applicable to the __________ is $__________ [if applicable].

1 – EXHIBIT A

IN WITNESS WHEREOF, Landlord and Tenant have executed this certificate as of the date hereof.

LANDLORD:	111 SW 5th Avenue Investors LLC, a Delaware limited liability company
By: 111 SW 5th Avenue JV Member LLC, a Delaware limited liability company, member
By: TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member
By: TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner
By: ____________________________ Name: Andrew Wietstock Its: Director
TENANT:	New Relic, Inc., a Delaware corporation
By: _____________________________ Print Name: ______________________ Its: _____________________________
By: _____________________________ Print Name: ______________________ Its: _____________________________

2 – EXHIBIT A

EXHIBIT B
TENANT IMPROVEMENT WORK LETTER
1.Landlord Work. Landlord has not agreed to perform any tenant improvement work in the Premises. Tenant may improve all or any portion of the space or premises leased (or to be leased) by Tenant in accordance with the Lease (as amended by this Amendment), including, without limitation, all or any portion of (i) the Existing Premises, (ii) the Fifth Expansion Premises, (iii) the Sixth Expansion Premises, (iv) each Target Floor leased by Tenant, and (v) unless otherwise agreed in the applicable amendment adding the same to the Lease, each portion of Expansion Space leased by Tenant (each an “Improvable Floor” and collectively in this Exhibit B, the “Premises”).
2.Tenant Work. Tenant may, in its sole discretion, install certain leasehold improvements in all or any portion of the Premises (the “Tenant Improvements”). The installation of such Tenant Improvements is herein referred to as “Tenant’s Work.” The installation of such Tenant Improvements shall be accomplished in accordance with this Work Letter and also all other applicable provisions of the Lease; without limiting the foregoing, the parties agree that the Tenant’s Work is “Work” as defined by Article 9 of the Original Lease, and that all provisions of the Lease applicable to “Work” apply to the Tenant’s Work. In the event of a conflict, the provisions of this Exhibit shall control over the provisions of the Lease.
3.Plans. Prior to commencing Tenant’s Work, Tenant shall obtain Landlord’s prior written approval of the final plans and specifications for Tenant’s Work as set forth in Article 9 of the Original Lease. The final plans and specifications as approved by Landlord are herein referred to as the “Final Plans.” The Final Plans and all other plans and specifications shall be prepared by a qualified firm selected by Tenant, subject to Landlord’s reasonable prior approval; Landlord hereby approves Interior Architects. Landlord shall, as part of Landlord’s prior written approval of the Final Plans, confirm in writing any portion of Tenant’s Work required to be removed from the Premises by Tenant upon the expiration or earlier termination of the Lease.
4.Permits and Approvals. Prior to commencing any construction activity, Tenant shall obtain, at its sole cost and expense, all permits and approvals necessary to perform Tenant’s Work in accordance with the Final Plans. Copies of all such permits and approvals shall be delivered to Landlord as obtained.

5.	Contractors.
a.    General Contract. Tenant shall engage a licensed general contractor to perform Tenant’s Work subject to Landlord approval under Article 9 of the Original Lease; Landlord hereby approves Russell Construction and Fortis. Tenant shall include, within the provisions of its contract with the general contractor, the following provisions:
i.    The general contractor shall subcontract only to appropriately licensed subcontractors.

1 – EXHIBIT B

ii.    The general contract shall contain all customary warranties for work of the types performed and shall require the general contractor to obtain all customary warranties from each subcontractor and supplier. All such warranties from the general contractor shall expressly state that they are for the benefit of both Landlord and Tenant, that the same are assignable to Landlord, and that Landlord shall have a direct right to enforce the same.
b.    Performance. A copy of the general contract and of all subcontracts, supplier contracts, and operating manuals shall be delivered to Landlord as executed/received by Tenant. Tenant shall pay and perform all of its obligations to the general contractor and otherwise with respect to the Tenant’s Work as it is completed in accordance with the general construction contract. Payments to the general contractor shall be made, in full, no less frequently than monthly.
c.    Subcontractors. Tenant and its general contractor shall employ only subcontractors approved by Landlord as provided in Article 9 of the Original Lease to perform mechanical, HVAC, electrical and plumbing work.
d.    Approval. Approval of any architect, general contractor or subcontractor by Landlord does not impose any obligation or liability upon Landlord.

6.	Construction. Tenant shall comply with the following provisions.
a.    Course of work. Tenant’s Work shall be conducted as set forth in Article 9 of the Original Lease.
b.    Deliveries. Upon final completion, Tenant shall deliver to Landlord the following:
i.    A complete set of the Final Plans with field notes, showing fully and in detail all work, including changes from the approved Final Plans and any variations from the work as shown on the Final Plans.
ii.    A complete copy of all inspection reports from governmental authorities and of all certificates of occupancy.
iii.    To the extent required under this Work Letter, a copy of all warranties from the general contractor, together with an assignment of the rights of Tenant with respect to all such warranties in form reasonably acceptable to Landlord and Tenant.
iv.    A certified copy of a completion notice with proof of proper posting and recording pursuant to ORS 87.045.
v.    Paid invoices and unconditional lien waivers for all of Tenant’s Work.
vi.    A Certificate of Completion from Tenant’s architect in form reasonably acceptable to Landlord and Tenant’s architect.
7.Payment Contribution. Tenant shall finally complete Tenant’s Work in accordance with the provisions of this Lease, shall fully pay for the same, and shall obtain all necessary certificates of

2 – EXHIBIT B

occupancy and a certificate from the architect that Tenant’s Work has been finally completed in accordance with the Final Plans. Tenant shall submit reasonable evidence of compliance with the foregoing requirements to Landlord following final completion and shall make the deliveries listed in Section 6.b. Within thirty (30) days following Tenant making such submission and deliveries, Landlord shall pay to Tenant the Costs of Tenant’s Work up to the amount of the Allowance (as those terms are defined herein), as follows.
a.    Allowance. The Costs of Tenant’s Work shall be reimbursed by Landlord up to the amount of the Allowance (as defined in Section 7(b) of this Amendment). The Allowance shall not be used for trade fixtures, equipment or personal property. If any part of the Allowance attributable to an Improvable Floor is not used to pay Costs by the second anniversary of delivery of possession of the applicable Improvable Floor (but, in the case of the 22nd Floor Allowance, by the second anniversary of the Fifth Expansion Commencement Date), the unused part of the applicable Allowance is forfeited and will not be available for any purpose, it being the responsibility of Tenant to plan the remodeling process to allow Tenant’s Work to be completed and Tenant’s right to reimbursement to be perfected by such date. If agreed in the amendment adding a portion of the Expansion Space to this Lease, any allowance granted for such portion of the Expansion Space will be treated as part of the Allowance.
b.    Costs. The “Costs” of Tenant’s Work are all hard and soft costs related to Tenant’s Work including but not limited to architectural plans, permits, and construction costs. Costs shall include a construction oversight fee of 2% of the hard construction costs of Tenant’s Work, to be deducted from the Allowance and paid to Landlord’s agent; Tenant shall not be required to pay Landlord any other sums in connection with Tenant’s Work, including without limitation, as set forth in Article 9(F) of the Lease. Tenant shall pay all Costs as and when due.
c.    Default. No disbursement of the Allowance shall be due or paid at any time that a Default exists under the Lease.
8.Construction Oversight. Tenant shall provide all project management and oversight of Tenant’s Work necessary for Tenant to perform its obligations hereunder. Landlord and/or its property manager (or designee) shall be given the schedule for all project meetings and shall have the right to attend all such meetings. Landlord and Landlord’s agents shall have the right, but not the obligation, to inspect the construction of Tenant’s Work as provided in Article 9(B) of the Lease. However, neither the right herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike performance of all Tenant’s Work in accordance with the requirements of this Work Letter. Notwithstanding any inspection or acceptance by Landlord of Tenant’s Work, or any portion thereof, Tenant acknowledges that Landlord’s sole interest in doing so is to protect the Building and Landlord’s interests. Accordingly, Tenant shall not rely upon Landlord’s inspections or approvals, and agrees that Landlord shall not be the guarantor of, nor responsible for, any of Tenant’s Work. Tenant shall be solely responsible for, and shall remedy, at Tenant’s sole expense, any and all defects in Tenant’s Work that may appear during or after the completion thereof, whether the same shall affect the Premises in particular or any part of the Building in general.

3 – EXHIBIT B

EXHIBIT C
EXTERIOR SIGN LOCATION

1 – EXHIBIT C